Exhibit 99.1

OrthoPediatrics Corp. Announces Closing of $59.8 Million Initial Public Offering

WARSAW, IN, October 16, 2017 (GLOBE NEWSWIRE) – OrthoPediatrics Corp. (NASDAQ: KIDS), an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market, announced today the closing of its initial public offering of 4,600,000 shares of its common stock, including the full exercise by the underwriters of their option to purchase 600,000 additional shares, at a public offering price of $13.00 per share. OrthoPediatrics received $59.8 million in gross proceeds from the offering, before underwriting expenses and commissions and estimated offering expenses. The shares began trading on the NASDAQ Global Market on October 12, 2017 under the ticker symbol “KIDS.”

Piper Jaffray and Stifel acted as joint book-running managers, William Blair acted as lead manager and BTIG acted as co-manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 11, 2017. The offering was made only by means of a prospectus, copies of which may be obtained from: Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at (800) 747-3924 or via email at prospectus@pjc.com; or from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, via telephone at (415) 364-2720 or via email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OrthoPediatrics Corp.

Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 21 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, complex spine and ACL reconstruction procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products to 35 countries outside the United States.

Investor Contact

The Ruth Group

Zack Kubow

(646) 536-7020

zkubow@theruthgroup.com